As filed with the Securities and Exchange Commission on December 9, 2019

No. 333-42302
No. 333-101196
No. 333-148777
No. 333-168369

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-42302
Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-101196
Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-148777
Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 333-168369

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CELGENE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

86 Morris Avenue, Summit, New Jersey, 07901
(908) 673-9000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Katherine R. Kelly
Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
(908) 673-9000
(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:
Sophia Hudson, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-4 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•
Registration Statement No. 333-42302, registering 4,144,255 common shares, par value $0.01 per share (the “Common Stock”), of Celgene Corporation (“Celgene”) in connection with the acquisition of Signal Pharmaceuticals, Inc.

•	Registration Statement No. 333-101196, registering 2,986,723 shares of Common Stock in connection with the acquisition of Anthrogenesis Corp.

•	Registration Statement No. 333-148777, registering 31,586,420 shares of Common Stock in connection with the acquisition of Pharmion Corporation.

•	Registration Statement No. 333-168369, registering 11,300,440 shares of Common Stock and 43,430,895 contingent value rights in connection with the acquisition of Abraxis BioScience, Inc.

On November 20, 2019, Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) completed its acquisition of Celgene. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 2, 2019, among Bristol-Myers Squibb, Celgene and Burgundy Merger Sub, Inc., a wholly owned subsidiary of Bristol-Myers Squibb (“Merger Sub”), Merger Sub merged with and into Celgene (the “Merger”), with Celgene surviving as a wholly owned subsidiary of Bristol-Myers Squibb.

At the effective time of the Merger (the “Effective Time”), (a) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than excluded stock and dissenting stock) was automatically cancelled and converted into the right to receive (i) $50.00 in cash without interest thereon, (ii) one share of common stock, par value $0.10 per share, of Bristol-Myers Squibb and (iii) one contingent value right, and (b) equity awards relating to Common Stock were treated in accordance with the Merger Agreement.

As a result of the Merger, Celgene has terminated any and all of the offerings of Celgene’s securities pursuant to the Registration Statements. Celgene hereby removes from registration any and all of the securities of Celgene registered under the Registration Statements that remain unsold as of the date of this Amendment, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Celgene has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of New Jersey, on the 9th day of December, 2019.

Celgene Corporation
/s/ Katherine R. Kelly
By: Katherine R. Kelly
Title: Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.